Exhibit 99.1

News Release

Contact: Gary R. Flaharty, +1.713.439.8039, gflaharty @ bakerhughes.com Alexey A. Reznichenko, +1.713.439.8822, alexey.reznichenko@bakerhughes.com	Baker Hughes Incorporated 2929 Allen Parkway Houston, Texas 77019 Phone: 713.439.8600 Fax: 713.439.8280 www.bakerhughes.com
Baker Hughes Announces Third Quarter Results
HOUSTON, Texas – November 1, 2010. Baker Hughes Incorporated (BHI – NYSE) today announced net income for the third quarter 2010 of $255 million or $0.59 per share compared to net income of $55 million or $0.18 per share for the third quarter 2009 and net income of $93 million or $0.23 per share for the second quarter 2010. Third quarter 2010 results include a full three months of results from BJ Services compared to two months in the second quarter 2010.
Third quarter 2010 results include a $0.05 per share benefit relative to our guidance, resulting from a lower tax rate ($0.04 per share) and a reduction in our estimated quarterly amortization of intangibles associated with the BJ Services acquisition ($0.01 per share).
Revenue for the third quarter 2010 was $4.08 billion, up 83% compared to $2.23 billion for the third quarter 2009 and up 21% compared to $3.37 billion for the second quarter 2010.
Chad C. Deaton, Baker Hughes chairman and chief executive officer, said, “Our third quarter results in North America reflect the seasonal recovery in Canada and the strength of the US Land market. Drilling for unconventional oil and gas in key North American basins has driven demand for drilling, pressure pumping and completions products and services. In contrast, the deepwater moratorium and permitting delays on the shelf significantly reduced activity in the Gulf of Mexico, partially offsetting the increases in revenue and operating profit onshore.
“We have made good progress in integrating BJ Services and Baker Hughes. Management reporting lines are in place and sales and operations teams are working together to successfully pull through products and services to traditional customers of both Baker Hughes and BJ Services. We are developing combined offerings for geological analysis, drilling, perforating, completions and hydraulic fracturing for our customers. Our expected cost synergies of $75 million in the first twelve months and an additional $75 million in the second twelve months remain on target.
“Our international results did not change meaningfully from the last quarter. Activity levels were as expected, except in Norway where the third quarter was impacted negatively by extended summer rig downtime. While international activity has continued to grow modestly, we have not yet seen sufficient growth in key markets to support incremental pricing.

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Baker Hughes Announces Third Quarter Results
“During the quarter we implemented the next phase of our plan to reduce costs and improve international margins. We consolidated several geomarkets in our Africa and Latin America regions and have reduced other support costs worldwide.
“Looking ahead, we expect global economic expansion to increase demand for oil and drive continued growth in our international markets. In North America we expect increases in drilling for oil and wet gas to offset weakness in dry gas activity. While we are encouraged that the Gulf of Mexico deepwater drilling moratorium has ended, the recovery of drilling in the Gulf, both in the deepwater and on the shelf, will depend on the pace of permit approval within the new regulatory framework.”
Debt increased by $935 million to $3.85 billion and cash and short-term investments increased from $937 million to $1.86 billion compared to the second quarter 2010. The change in debt reflected the issuance of $1.5 billion in bonds, a portion of the proceeds of which were used to repay $511 million in commercial paper. The remainder will be used to repay the $250 million BJ Services bonds due in June 2011 and other corporate needs. Capital expenditures were $466 million, depreciation and amortization expense was $293 million and dividend payments were $64 million in the third quarter 2010.
Earnings before interest, taxes, depreciation and amortization or “EBITDA” per diluted share for third quarter 2010 was $1.64, up $0.71 or 76% compared to $0.93 for the third quarter 2009 and up $0.26 or 19% compared to $1.38 for the second quarter 2010. EBITDA is a non-GAAP measure and is calculated in Table 1 (Calculation of EBIT and EBITDA (non-GAAP measures)).
In addition to reported results, we are also providing “Supplemental Financial Information” in Table 3 for revenue and operating profit before tax (a non-GAAP measure). This information presents pro forma combined revenue and operating profit before tax for Baker Hughes and BJ Services for all periods referenced and reflects the current estimated depreciation and amortization associated with the acquisition of BJ Services.

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Baker Hughes Announces Third Quarter Results
Financial Information

Consolidated Statements of Operations

	Three Months Ended
UNAUDITED	September 30,		June 30,
(In millions, except per share amounts)	2010	2009	2010
Revenues	$4,078	$2,232	$3,374

Costs and Expenses:
Cost of revenues	3,189	1,761	2,662
Research and engineering	118	88	112
Marketing, general and administrative	354	272	312
Acquisition-related costs	12	—	56

Total costs and expenses	3,673	2,121	3,142

Operating income	405	111	232
Interest expense	(40)	(29)	(30)
Interest income	1	1	—

Income before income taxes	366	83	202
Income taxes	(111)	(28)	(109)

Net income	$255	$55	$93

Basic earnings per share	$0.59	$0.18	$0.23

Diluted earnings per share	$0.59	$0.18	$0.23

Weighted average shares outstanding, basic	432	310	398
Weighted average shares outstanding, diluted	433	311	399

Depreciation and amortization expense	$293	$177	$261

Capital expenditures	$466	$222	$349

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Baker Hughes Announces Third Quarter Results
Financial Information

Consolidated Statements of Operations

	Nine Months Ended
UNAUDITED	September 30,	September 30,
(In millions, except per share amounts)	2010	2009
Revenues	$9,991	$7,236

Costs and Expenses:
Cost of revenues	7,763	5,518
Research and engineering	324	299
Marketing, general and administrative	971	837
Acquisition-related costs	78	—

Total costs and expenses	9,136	6,654

Operating income	855	582
Interest expense	(95)	(98)
Interest income	2	5

Income before income taxes	762	489
Income taxes	(285)	(152)

Net income	$477	$337

Basic earnings per share	$1.25	$1.09

Diluted earnings per share	$1.25	$1.09

Weighted average shares outstanding, basic	381	310
Weighted average shares outstanding, diluted	382	310

Depreciation and amortization expense	$743	$532

Capital expenditures	$1,005	$794

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Table 1: Calculation of EBIT and EBITDA (non-GAAP measures)1

	Three Months Ended
	September 30, 2010		September 30, 2009		June 30, 2010[2]
UNAUDITED	millions	per share	millions	per share	millions	per share

Net income	$255	$0.59	$55	$0.18	$93	$0.23

Income taxes	111		28		109

Income before income taxes	366		83		202
Interest expense	40		29		30
Acquisition-related costs[3]	12		—		56

Earnings before interest expense and taxes (EBIT)	$418	$0.97	$112	0.36	$288	$0.72

Depreciation and amortization expense	293		177		261

Earnings before interest expense, taxes, depreciation and amortization (EBITDA)	$711	$1.64	$289	$0.93	$549	$1.38

	Nine Months Ended
	September 30, 2010[2]		September 30, 2009
UNAUDITED	millions	per share	millions	per share

Net income	$477	$1.25	$337	$1.09

Income taxes	285		152

Income before income taxes	762		489
Interest expense	95		98
Acquisition-related costs[3]	78		—

Earnings before interest expense and taxes (EBIT)	935	2.45	587	1.89

Depreciation and amortization expense	743		532

Earnings before interest expense, taxes, depreciation and amortization (EBITDA)	$1,678	$4.39	$1,119	$3.61

[1]	EBIT, EBITDA, EBIT per diluted share and EBITDA per diluted share (as defined in the calculations above) are non-GAAP measurements. Management uses EBIT and EBITDA because it believes that such measurements are widely accepted financial indicators used by investors and analysts to analyze and compare companies on the basis of operating performance.

[2]	Includes results for BJ Services for May and June 2010.

[3]	Costs related to the acquisition of BJ Services.

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Consolidated Balance Sheets

	(UNAUDITED)	(AUDITED)
	September 30,	December 31,
(In millions)	2010	2009

ASSETS

Current Assets:
Cash and short term investments	$1,856	$1,595
Accounts receivable, net	3,763	2,331
Inventories, net	2,509	1,836
Deferred income taxes	285	268
Other current assets	297	195

Total current assets	8,710	6,225

Property, plant and equipment, net	6,108	3,161
Goodwill	5,714	1,418
Intangible assets, net	1,512	195
Other assets	418	440

Total assets	$22,462	$11,439

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$1,371	$821
Short-term borrowings and current portion of long-term debt	291	15
Accrued employee compensation	849	448
Income taxes payable	25	95
Other accrued liabilities	500	234

Total current liabilities	3,036	1,613

Long-term debt	3,555	1,785
Deferred income taxes and other tax liabilities	1,387	309
Liabilities for pensions and other postretirement benefits	525	379
Other liabilities	202	69

Stockholders’ Equity:
Common stock	431	312
Capital in excess of par value	6,949	874
Retained earnings	6,814	6,512
Accumulated other comprehensive loss	(437)	(414)

Total stockholders’ equity	13,757	7,284

Total liabilities and stockholders’ equity	$22,462	$11,439

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Table 2: Segment Revenue, Profit Before Tax, and Profit Before Tax Margin,1,2

	Three Months Ended
	September 30,	September 30,	June 30,
(In millions)	2010	2009	2010

Segment Revenue
North America	$2,006	$714	$1,486
Latin America	431	257	384
Europe / Africa / Russia Caspian	757	626	736
Middle East / Asia Pacific	606	463	545
Industrial and Other	278	172	223

Oilfield Operations	4,078	$2,232	3,374

Profit Before Tax
North America	$340	$28	$204
Latin America	9	16	13
Europe / Africa / Russia Caspian	47	79	69
Middle East / Asia Pacific	39	50	40
Industrial and Other	36	14	18

Oilfield Operations	471	187	344

Corporate and Other Profit Before Tax
Acquisition-related costs[3]	$(12)	$—	$(56)
Interest expense	(40)	(29)	(30)
Interest income	1	1	—
Corporate and other	(54)	(76)	(56)

Corporate, net interest and other	(105)	(104)	(142)

Total Profit Before Tax	$366	$83	$202

Profit Before Tax Margin[2]
North America	17%	4%	14%
Latin America	2%	6%	3%
Europe / Africa / Russia Caspian	6%	13%	9%
Middle East / Asia Pacific	6%	11%	7%
Industrial and Other	13%	8%	8%

Oilfield Operations	12%	8%	10%

[1]	Before April 2010 we reported results for two segments – Drilling and Evaluation and Completion and Production. In May 2009, we announced a new organization for Baker Hughes and began a transition period in which both product line and geographic information were used to allocate resources and assess performance. That transition was completed at the beginning of the second quarter 2010 and we are now disclosing results for five segments: North America (Canada, US and Trinidad), Latin America (including Mexico), Europe / Africa / Russia Caspian (excluding Egypt), Middle East / Asia Pacific (including Egypt), and Industrial and Other (downstream chemicals, process and pipeline equipment, and reservoir technology and consulting). The second quarter 2010 includes results for BJ Services for the months of May and June 2010. Information on Baker Hughes results by these new segments can be found on our website at www.bakerhughes.com/investor in the Financial Information section.

[2]	Profit before tax margin is a non-GAAP measure defined as profit before tax (“income before income taxes”) divided by revenue. Management uses the profit before tax margin because it believes it is a widely accepted financial indicator used by investors and analysts to analyze and compare companies on the basis of operating performance.

[3]	Costs related to the acquisition of BJ Services.

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Table 3: Supplemental Financial Information (Pro Forma Combined Basis)1
The following table contains non-GAAP measures of segment revenue, operating profit before tax2, and operating profit before tax margin3. Management uses this information to perform meaningful comparisons between quarters and believes that this information may be useful to investors. It is based on revenue and operating profit before tax: (1) previously reported by Baker Hughes in all periods; (2) previously reported by BJ Services for the quarter ended September 30, 2009; and (3) estimated by BJ Services for the month of April 2010. Revenue and operating profit before tax have been reclassified into Baker Hughes’ new segments. Operating profit before tax for all periods includes pro forma charges of $33 million per quarter for depreciation and amortization of tangible and intangible assets associated with the acquisition of BJ Services and a credit to corporate interest expense of $3 million, for a net of $30 million. The historical allocation to segments of depreciation and amortization of tangible and intangible assets associated with the acquisition of BJ Services is the same as the actual allocation of these charges in May and June 2010. No adjustments have been made for cost or revenue synergies or any other integration related items that may have affected these quarters. Operating profit before tax for Baker Hughes and BJ Services also excludes expenses for reorganization, severance, impairment, and increases to allowance for doubtful accounts identified by each of the companies in their respective earnings news releases for the quarter ended September 30, 2009. Supplemental financial information for the first quarter 2008 through the third quarter 2010 can be found on our website at www.bakerhughes.com/investor in the Financial Information section.

	Three Months Ended
	September 30,	September 30,	June 30,
(In millions)	2010	2009[4]	2010

Segment Revenue
North America	$2,006	$1,170	$1,728
Latin America	431	400	424
Europe / Africa / Russia Caspian	757	716	767
Middle East / Asia Pacific	606	572	579
Industrial and Other	278	252	247

Oilfield Operations	4,078	3,110	3,745

Operating Profit Before Tax[2]
North America[2]	$340	$(16)	$223
Latin America[2]	9	33	9
Europe / Africa / Russia Caspian[2]	47	86	69
Middle East / Asia Pacific[2]	39	75	41
Industrial and Other	36	28	20

Oilfield Operations	471	206	362

Operating Profit Before Tax Margin[3]
North America	17%	(1)%	13%
Latin America	2%	8%	2%
Europe / Africa / Russia Caspian	6%	12%	9%
Middle East / Asia Pacific	6%	13%	7%
Industrial and Other	13%	11%	8%

Oilfield Operations	12%	7%	10%

[1]	This supplemental financial information is provided for illustrative purposes and is not intended to represent or be indicative of the consolidated results of operations or financial position of Baker Hughes had the acquisition been completed as of the dates presented and should not be taken as representative of future results of operations or financial position of the combined company.

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[2]	Operating profit before tax is a non-GAAP measure defined as profit before tax (“income before income taxes”) less certain identified costs. Management uses operating profit before tax because it believes it is a widely accepted financial indicator used by investors and analysts to analyze and compare companies on the basis of operating performance and that this measurement may be used by investors to make informed investment decisions.

[3]	Operating profit before tax margin is a non-GAAP measure defined as operating profit before tax divided by revenue. Management uses the operating profit before tax margin because it believes it is a widely accepted financial indicator used by investors and analysts to analyze and compare companies on the basis of operating performance.

[4]	Operating profit before tax in the third quarter 2009 excludes these identified costs: (1) charges Baker Hughes disclosed associated with reorganization, severance and acquisition costs (associated with the acquisition of BJ Services) were $33 million, and charges associated with allowances for doubtful accounts were $5 million in the third quarter 2009, totaling $38 million, and were recognized in the following segments: North America — $15 million; Latin America — $3 million; EARC — $3 million; and MEAP — $8 million and $9 million at Corporate; (2) BJ Services charges associated with reorganization, severance and merger costs were $11 million, and were recognized in the following segments: North America — $1 million; Latin America - $2 million; and MEAP — $3 million and $5 million at Corporate.
Operational Highlights
North America
During the third quarter, we opened a repair and maintenance facility in Westmoreland County, Pennsylvania to service the Marcellus Shale.
Also in North America, we were chosen by a large independent oil and gas company as the prime service provider for equipment and services to drill and complete a horizontal unconventional gas well with a 10-stage open-hole fracturing system and an integrated fiber optic monitoring system. The successful installation was accomplished utilizing the AutoTrak™ rotary steerable drilling system, drill bits, Frac-Point™ open hole fracturing system, InSite™ DTS fiber optic monitoring system and pumping services for cementing and fracturing.
With the recent launch of the Nautilus Ultra formation evaluation suite, we have enhanced our position as a premium provider of extreme HPHT wireline services. This technology allows our clients to reliably gather critical petrophysical data in temperatures up to 500 degrees Fahrenheit and up to 30,000 psi.
Latin America
In the Andean geomarket, we won a $137 million, eight-year contract extension from Repsol for the exclusive supply and maintenance of ESP systems in Ecuador’s Block 16 and Tivacuna production areas.
Also in the Andean geomarket, we were awarded a two-year contract by Rio Napo for a full-service well construction solution that includes drilling & evaluation systems, fluids and cementing/pumping services.

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In the Brazil geomarket we have successfully deployed a 12 1/4 inch Kymera drill bit for the first time in a North East Brazil onshore application. The bit was able to drill 20% further and 90% faster than standard tricone bits.
Europe / Africa / Russia Caspian
In Norway, we secured a multimillion dollar integrated project for the Borgland Dolphin Consortium (BDC) to provide service integration and planning, including directional drilling, measurement-while-drilling, logging-while-drilling, mud logging, fluids, wireline logging and coring services.
We strengthened our position across the North Sea in both the UK and Norway through an award to provide well placement, wireline logging, drilling fluids, liners, and completion services for up to 3 years on Valhall Flanks which will be drilled by Maersk Reacher.
In the Sub-Saharan Africa geomarket, our local joint venture won a 10 year offshore production chemicals contract with a super major in Angola.
In the North Africa geomarket, we have been awarded a tender for directional drilling, logging-while-drilling, coring, liner hangers, bits and cementing by Occidental Libya Oil & Gas BV. The two-year, 22-well program starts in the first quarter 2011.
Also in the North Africa geomarket, we secured a directional drilling, logging-while-drilling, fluids surface logging services and cementing chemicals, and drill bits contract on a new deepwater semi-submersible rig by an independent operator offshore Mauritania.
In the Russia Caspian region, we have successfully performed our first rotary steerable job in Western Siberia utilizing the AutoTrak, OnTrak and LithoTrak systems for an independent gas producer. Successful drilling operations led to an award for six additional multi-lateral completion systems.
Middle East / Asia Pacific
In the Saudi Arabia/Bahrain geomarket we are installing FracPoint multi-zone completion equipment in five wells with tight gas reservoirs in Saudi Arabia.
Across the Middle East region we are setting drilling records in hard, abrasive formations by combining Quantec Force bits with Xtreme motors. Our Rib Steer Motor for Coil Tubing operation is drilling longer-reach laterals in significantly reduced time.
In the Australasia geomarket we won a three-year, multi-million dollar contract from Woodside Petroleum to provide casing and tubing running services in Australia.

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In the Southeast Asia geomarket, we secured a major geothermal services contract with EDC, a leading geothermal company in the Philippines. We will be providing cementing, directional drilling and drilling fluids services on five rigs as part of a two-year contract with a 50-well work scope.
Also in the Southeast Asia geomarket, BHP Billiton and PETRONAS recently awarded us a four-year contract for directional drilling, logging-while-drilling, electric wireline and coring services offshore Malaysia.
In the Australasia geomarket, we recently completed a complex, three-dimensional horizontal well in 2,700 ft. deep water offshore Australia for BHP Billiton. The AutoTrak system was deployed in all three hole sections to place the wellbore in the reservoir with pin point accuracy.
In the Indonesia geomarket we completed a two-MST system gravel pack completion in a single well isolating two differentially pressured zones. This completion builds on the success of our MST (Multi-zone single-trip completion system) which has had over 35 successful runs to date with documented savings of 70% of rig time — from approximately 20 days to 3-1/2 days.
Industrial and Other
Baker Hughes and Intertek Group plc have formed an alliance to provide cargo treatment additive services to the global petroleum industry. The alliance offers a fast and effective spectrum of services for fuel and bulk cargos to meet trade specifications with the extensive additive treatment services, PREPARED TO RESPOND (P2R), from Baker Hughes and Intertek’s cargo inspection, testing and technical services.
Conference Call
The company has scheduled a conference call to discuss the results reported in today’s earnings announcement. The call will begin at 8:30 a.m. Eastern time, 7:30 a.m. Central time, on Monday November 1, 2010, the content of which is not part of this earnings release. A slide presentation providing summary financial and statistical information that will be discussed on the conference call will also be posted to the company’s website and available for real-time viewing. To access the call, which is open to the public, please contact the conference call operator at (800) 374-2469, or (706) 634-7270 for international callers, 20 minutes prior to the scheduled start time, and ask for the “Baker Hughes Conference Call.” A replay will be available through Monday, November 15, 2010. The number for the replay is (800) 642-1687, or (706) 645-9291 for international callers, and the access code is 14716071. The conference call will be webcast simultaneously at http://investor.shareholder.com/bhi/events.cfm on a listen-only basis. The call and replay will also be available on our website at www.bakerhughes.com/investor.

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Forward-Looking Statements
This news release (and oral statements made regarding the subjects of this release, including on the conference call announced herein) contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, (each a “forward-looking statement”). The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “estimate,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “potential,” “would,” “may,” ”probable,” “likely,” and similar expressions, and the negative thereof, are intended to identify forward-looking statements. There are many risks and uncertainties that could cause actual results to differ materially from our forward-looking statements. These forward-looking statements are also affected by the risk factors described in the company’s Annual Report on Form 10-K for the year ended December 31, 2009; quarterly reports on form 10-Q for the quarters ended March 31, 2010 and June 30, 2010 and those set forth from time to time in other filings with the Securities and Exchange Commission (“SEC”). The documents are available through the company’s website at http://www.bakerhughes.com/investor or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.
Our expectations regarding our business outlook and business plans; the business plans of our customers; the integration of BJ Services, including its synergies, financial results and operations; oil and natural gas market conditions; cost and availability of resources; economic, legal and regulatory conditions and other matters are only our forecasts regarding these matters.
These forward looking statements, including forecasts, may be substantially different from actual results, which are affected by many risks including the following risk factors and the timing of any of these risk factors:
Baker Hughes — BJ Services acquisition— preliminary estimates of acquisition accounting may change; the inability to achieve the expected benefits of the acquisition, including financial and operating results; the risk that the cost savings and any other synergies from the transaction may not be realized or take longer to realize than expected; the ability to successfully integrate the businesses; and with respect to the historical financial information for BJ Services disclosed or utilized in this news release the following: the estimates, pro forma calculations and quarterly results have not been audited and actual results may differ materially, no assurance can be given that these results were realized or can be considered predictive of actual or future results, and that we do not intend to update or otherwise revise these estimates.
Economic conditions — the impact of worldwide economic conditions; the effect that declines in credit availability may have on worldwide economic growth and demand for hydrocarbons; the ability of our customers to finance their exploration and development plans; foreign currency exchange fluctuations and changes in the capital markets in locations where we operate; the condition of financial institutions and the debt, capital and equity markets in general, any impact on our ability to borrow to fund short-term cash requirements and retire long-term debt upon

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maturity as well as any impact on our customers’ spending and ability to pay amounts owed to us; our ability to estimate the size of and changes in the worldwide oil and natural gas industry.
Oil and gas market conditions — the level of petroleum industry exploration, development and production expenditures; the price of, volatility in pricing of, and the demand for, crude oil and natural gas; drilling activity; the impact of recovery from the now lifted US Gulf of Mexico drilling moratorium and changes in the regulation of offshore drilling in the US Gulf of Mexico as well as higher operating costs; excess productive capacity; crude and product inventories; LNG imports; seasonal and other adverse weather conditions that affect the demand for energy; severe weather conditions, such as hurricanes, that affect exploration and production activities; Organization of Petroleum Exporting Countries (“OPEC”) policy and the adherence by OPEC nations to their OPEC production quotas.
Terrorism and geopolitical risks — war, military action, terrorist activities or extended periods of international conflict, particularly involving any major petroleum—producing or consuming regions; labor disruptions, civil unrest or security conditions where we operate; expropriation of assets by governmental action.
Price, market share, contract terms, and customer payments — our ability to obtain market prices for our products and services; the effect of the level and sources of our profitability on our tax rate; the ability of our competitors to capture market share; our ability to retain or increase our market share; changes in our strategic direction; the effect of industry capacity relative to demand for the markets in which we participate; our ability to negotiate acceptable terms and conditions with our customers, especially national oil companies, successfully execute these contracts, and receive payment in accordance with the terms of our contracts with our customers; our ability to manage warranty claims and improve performance and quality; our ability to effectively manage our commercial agents.
Costs and availability of resources — our ability to manage the costs and availability of sufficient raw materials and components (especially steel alloys, chromium, copper, carbide, lead, nickel, titanium, beryllium, barite, synthetic and natural diamonds, sand, chemicals, and electronic components); our ability to manage energy-related costs; our ability to manage compliance-related costs; our ability to recruit, train and retain the skilled and diverse workforce necessary to meet our business needs and manage the associated costs; the effect of manufacturing and subcontracting performance and capacity, including forecasted costs to meet our revenue goals; the availability of essential electronic components used in our products; the effect of competition, particularly our ability to introduce new technology on a forecasted schedule and at forecasted costs; potential impairment of long-lived assets; the accuracy of our estimates regarding our capital spending requirements; unanticipated changes in the levels of our capital expenditures; the need to replace any unanticipated losses in capital assets; labor-related actions, including strikes, slowdowns and facility occupations.
Litigation and changes in laws or regulatory conditions — the potential for unexpected litigation or proceedings and our ability to obtain adequate insurance on commercially reasonable terms; the legislative, regulatory and business environment in the US and other countries in which we

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operate; outcome of government and legal proceedings as well as costs arising from compliance and ongoing or additional investigations in any of the countries where the company does business; new laws, regulations and policies that could have a significant impact on the future operations and conduct of all businesses; restrictions on hydraulic fracturing; any restrictions on new or ongoing offshore drilling; permit and operational delays or program reductions as a result of the new regulations and recovery from the drilling moratorium in the Gulf of Mexico; changes in export control laws or exchange control laws; restrictions on doing business in countries subject to sanctions; customs clearance procedures; changes in laws in countries identified by management for immediate focus; changes in accounting standards; changes in tax laws or tax rates in the jurisdictions in which we operate; resolution of tax assessments or audits by various tax authorities; and the ability to fully utilize our tax loss carry forwards and tax credits.
Environmental matters — unexpected, adverse outcomes or material increases in liability with respect to environmental remediation sites where we have been named as a potentially responsible party; the discovery of new environmental remediation sites; changes in environmental regulations; the discharge of hazardous materials or hydrocarbons into the environment.
Baker Hughes provides reservoir consulting, drilling, pressure pumping, formation evaluation, completion and production products and services to the worldwide oil and gas industry.